UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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First Internet Bancorp

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March 30, 2017

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 15, 2017 at 1:00 p.m. local time at 11201 USA Parkway, Fishers, Indiana 46037. At the meeting, shareholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

We are furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, help keep our costs low and reduce the environmental impact of our annual meeting. On or about April 3, 2017, a Notice of Internet Availability of Proxy Materials will be mailed to our shareholders containing instructions on how to access our proxy statement and our 2016 Annual Report to Shareholders and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can elect to receive a paper copy of the proxy statement, annual report and related materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote in person.

Sincerely,

/s/ David B. Becker

David B. Becker
Chairman, President
and Chief Executive Officer

11201 USA Parkway

Fishers, Indiana 46037

(317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2017

The 2017 Annual Meeting of Shareholders of First Internet Bancorp will be held at 11201 USA Parkway, Fishers, Indiana 46037, at 1:00 p.m. local time on Monday, May 15, 2017, for the following purposes:

•	To elect seven directors to serve until the next annual meeting of shareholders,

•	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers,

•	To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2017, and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 20, 2017 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

•	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;

•	If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;

•	If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and

•	If you attend the meeting, you may revoke any previously-submitted proxy and vote by ballot.

By order of the Board of Directors,

/s/ C. Charles Perfetti

C. Charles Perfetti
Secretary

Fishers, Indiana

March 30, 2017

- i -

11201 USA Parkway

Fishers, Indiana 46037

(317) 532-7900

Annual Meeting of Shareholders

May 15, 2017

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “First Internet,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2017 Annual Meeting of Shareholders to be held at 1:00 p.m. local time on Monday, May 15, 2017, at 11201 USA Parkway, Fishers, Indiana 46037, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a Notice of Internet Availability of Proxy Materials, are being mailed to our shareholders on or about April 3, 2017.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held May 15, 2017

Copies of the notice of annual meeting of shareholders, this proxy statement and the annual report for the year ended December 31, 2016 are each available at www.firstinternetbancorp.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing information on the availability of our proxy materials on the Internet, unless they previously requested a printed copy of the proxy materials. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2016 Annual Report to Shareholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.

Who is qualified to vote?

Shareholders of record as of the close of business on March 20, 2017 are entitled to vote at the annual meeting or any adjournments thereof. As of that date, we had 6,483,678 shares of our common stock outstanding, each of which is entitled to one vote for each director nominee and one vote on each other item of business properly brought before the meeting.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 3,241,840 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. You are a “shareholder of record” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your shares by proxy:

•	over the Internet;

•	by telephone; or

•	if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “shareholder of record,” you may vote your shares in person at the meeting.

If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares at the meeting.

What do I need to do to attend the meeting and how do I vote my shares in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on March 20, 2017 are entitled to attend the meeting.

•	If you are a “shareholder of record,” you must bring some form of government-issued photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.

•	If your shares are held in “street name,” you must bring some form of government-issued photo identification and must request a written legal proxy from your broker, bank, trustee or other nominee that holds your shares in order to vote your shares at the meeting. If you do not obtain a written legal proxy from your broker, bank, trustee or other nominee and bring it to the meeting, then you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on March 20, 2017 and provide some form of government-issued photo identification.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

What matters will be voted on at the meeting?

There are three matters to be voted on at the meeting, as follows:

•	The election of seven directors to serve until the next annual meeting of shareholders;

•	An advisory vote to approve the compensation paid to our named executive officers, also referred to as a “say-on-pay” vote; and

•	The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2017.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 2 each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on either of those proposals.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal.

What can I do if I change my mind after I submit my proxy?

•	If you are a “shareholder of record,” you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 11201 USA Parkway, Fishers, Indiana 46037 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares in person.

•	If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You may also vote in person at the annual meeting if you obtain a written legal proxy as described above.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the seven director nominees;

•	FOR the “say-on-pay” vote; and

•	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2017.

How would my shares be voted if I do not specify how they should be voted?

If you submit a proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.

What is the effect of the “say-on-pay” vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in street name by a broker, bank, trustee or other nominee, you will receive voting instructions from your broker, bank, trustee or other nominee and you will return your voting instructions to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card and/or voting instruction form you receive.

What is householding?

Under a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding,” certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement, unless one or more of those shareholders provides notice that they would like to continue to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not in any way affect the payment of dividends.

If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037 or by calling (317) 532-7900.

If you participate in householding and would like to receive a separate copy of our annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. The requested documents will be delivered to you promptly upon receipt of your request.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Amended and Restated Bylaws.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available at the meeting and for five days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time, at our offices at 11201 USA Parkway, Fishers, Indiana 46037.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and we will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact or otherwise. They will not be specifically compensated for doing so.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 2017, regarding beneficial ownership of our common stock held by each director and named executive officer, by all directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
David B. Becker	234,995	(2)	3.6%
Kenneth J. Lovik	8,312	(3)	*
C. Charles Perfetti	38,199	(4)	*
Nicole S. Lorch	14,244	(5)	*
John K. Keach, Jr.	12,470	(6)	*
David R. Lovejoy	21,150	(7)	*
Ann D. Murtlow	9,253	(8)	*
Ralph R. Whitney, Jr.	46,281	(9)	*
Jerry L. Williams	68,988	(10)	1.1%
Jean L. Wojtowicz	44,857	(11)	*
All directors and current executive officers as a group (10 persons)	498,748	(12)	7.6%

Stieven Capital Advisors, L.P 12412 Powercourt Drive, Suite 250 St. Louis, MO 63131	505,600	(13)	7.8%

*	Less than 1 percent.

(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, (b) no director or executive officer has pledged as security any shares shown as beneficially owned, and (c) deferred stock rights were issued under the Directors’ Deferred Stock Rights Plan. Excludes fractional shares.
(2)	Includes 5,848 shares underlying restricted stock units scheduled to vest within 60 days of March 20, 2017; and 189,330 shares pledged as security for a personal line of credit at an unaffiliated institution.
(3)	Includes 2,902 shares underlying restricted stock units scheduled to vest within 60 days of March 20, 2017.
(4)	Includes 2,232 shares underlying restricted stock units scheduled to vest within 60 days of March 20, 2017.
(5)	Includes 1,767 shares underlying restricted stock units scheduled to vest within 60 days of March 20, 2017.
(6)	Includes 2,002 shares underlying deferred stock rights.
(7)	Includes 11,598 shares underlying deferred stock rights.
(8)	Includes 1,479 shares underlying deferred stock rights, 577 shares held jointly with spouse, and 5,014 shares in a revocable trust, of which Ms. Murtlow is the sole settlor and a co-trustee with her spouse.
(9)	Includes 25,871 shares underlying deferred stock rights, of which 919 shares were issued under the 2013 Equity Plan.
(10)	Includes 17,550 shares underlying deferred stock rights, 13,900 shares indirectly held through an IRA and 1,702 shares held by a limited liability company of which Mr. Williams holds voting and investment power.
(11)	Includes 24,952 shares underlying deferred stock rights.
(12)	Includes 12,749 shares issuable upon vesting of restricted stock units scheduled to vest within 60 days of March 20, 2017; and 83,452 deferred stock rights, of which 919 were issued under the 2013 Equity Plan.
(13)	Based on information reported to the SEC in a Schedule 13G/A filed by Stieven Capital Advisors, L.P. on February 13, 2017, and reflects beneficial ownership as of December 31, 2016. Stieven Capital Advisors, L.P. reported having shared voting and disposition power with respect to all shares identified.

CORPORATE GOVERNANCE

This section of the proxy statement includes Proposal 1, the election of seven persons to serve as directors of the Company until the 2018 Annual Meeting of Shareholders. It also includes information on the business experiences and skills of the nominees, our corporate and governance structure, our governance policies and the committees of the Board.

Proposal 1: Election of Directors

The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated the seven incumbent directors for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualifies.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of other such person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election, their current positions and offices with First Internet Bancorp and their experience and qualifications are set forth below. There are no family relationships among any of our directors or executive officers. Except for Mr. Becker’s employment agreement, which provides that he will be employed as Chairman, President and Chief Executive Officer of our Company, there is no arrangement or understanding pursuant to which a director or executive officer has been selected as a director or nominee for election or as an executive officer.

Director/Nominee	Age	Positions and Offices Held with First Internet Bancorp
David B. Becker	63	Chairman, President, Chief Executive Officer and Director
John K. Keach, Jr.	65	Director
David R. Lovejoy	68	Director, Vice Chairman of the Board
Ann D. Murtlow	56	Director
Ralph R. Whitney, Jr.	82	Director
Jerry Williams	74	Director
Jean L. Wojtowicz	59	Director

David B. Becker has served as our Chairman of the Board since 2006 and as our President and Chief Executive Officer since 2007. Mr. Becker founded the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), in 1998 and has served as its president and chief executive officer since its founding and as a director of the Bank since 1999. In 1981, he founded re:Member Data Services, an electronic data processing services provider focused on credit unions throughout the United States, and served as its chief executive officer until its acquisition by Open Solutions Inc. in 2004. In 1994, he founded OneBridge, Inc., a credit and debit card processing firm, and served as its chief executive officer until it was acquired by Vantiv Inc. in 2014. In 1995, he founded VIFI, an Internet services provider focused on financial institutions, which was acquired by Digital Insight Corporation in 2002. In 2002, he founded Dynamic Knowledge Transfer, LLC, a private company that does business under the name DyKnow and specializes in educational technology for interactive learning experiences, and currently serves as a director. In 2007, he founded RICS Software, Inc., a private provider of web-based inventory control and POS solutions for retailers. He served as chief executive officer of RICS Software from 2007 to February 2016 and has served as a director since 2007. He also serves on the board of directors of Techpoint, a philanthropic organization focused on strengthening Indiana’s tech ecosystem and helping its tech companies grow.

Mr. Becker’s more than 30 years of experience as a successful entrepreneur in numerous businesses and his role as our principal executive officer for over nine years uniquely qualify him for service on our Board.

John K. Keach, Jr. has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, that was acquired by Old National Bancorp in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board.

David R. Lovejoy has served as Vice Chairman of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President of the Bank from 2000 to 2006. He is currently a managing director of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation. He also serves on the board of directors and is President of the Trade Institute of Pittsburgh.

Mr. Lovejoy’s years of experience in the financial services industry, including his service as an executive of major financial companies and a director of a Federal Reserve Bank, qualify him for service on our Board.

Ann D. Murtlow has been a director of the Company and the Bank since January 2013. Ms. Murtlow has served as President and CEO of United Way of Central Indiana since April 1, 2013. Previously, she served as Principal of her consulting firm, AM Consulting, LLC. From 2002 to 2011, Ms. Murtlow served as President, Chief Executive Officer and Director of IPALCO Enterprises, Inc., a wholly owned subsidiary of AES Corporation, and Indianapolis Power and Light Company, a wholly owned subsidiary of IPALCO Enterprises. She also served as Vice President and Group Manager of AES Corporation’s Northern and Central European operations from 1999 to 2002. Ms. Murtlow served as a director of the Federal Reserve Bank of Chicago from 2007 to 2012, and AEGIS Insurance Services from 2009 to 2011. She currently serves as a director of Great Plains Energy, Inc. and its subsidiaries Kansas City Power & Light Company and Kansas City Power & Light Company Greater Missouri Operations Company, and Wabash National Corporation. In addition, she is a director of The Mind Trust, the Greater Indianapolis Chamber of Commerce and the Greater Indianapolis Progress Committee.

Ms. Murtlow’s experience as principal executive officer and experience with corporate and non-profit boards of directors qualify her for service on our Board. Her experience as a former director of the Federal Reserve Bank of Chicago and former CEO of a regulated utility company also provides helpful insight into the financial services and banking industry and the associated regulatory environment.

Ralph R. Whitney, Jr. has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Whitney has been a principal at Hammond, Kennedy, Whitney & Co., a New York financial intermediary and private investment banking firm, since 1971. He has served on the boards of directors of Baldwin Technology Company, Inc., Excel Industries, Inc. and Dura Automotive Systems, Inc. He serves as an advisor to Cheyenne Capital and Access Venture Partners. Mr. Whitney is also a Trustee of the University of Rochester and a director of the University of Wyoming Foundation.

Mr. Whitney’s decades of experience in private equity and investment banking and his service on several boards of directors of public companies qualify him for service on our Board.

Jerry Williams has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Williams has been a practicing attorney for more than 40 years and retired in December 2015 from the Indianapolis office of Taft Stettinius & Hollister LLP, a Cincinnati-based law firm. Mr. Williams previously served as executive vice president, general counsel and a director of ADESA Corporation, and was responsible for more than 20 acquisitions. He is a past director of NNC Group (and chaired its compensation and audit committees), the Indiana Secondary Market for Education Loans, Inc., a state chartered organization originating and acquiring higher education loans, and Gleaners Food Bank of Indiana, Inc. He is also a minority owner of the Indy Fuel, a professional hockey team and member of the ECHL.

Mr. Williams’ career, encompassing his experience in private legal practice in advising businesses and as general counsel and a director of publicly-traded and private companies, qualifies him for service on our Board.

Jean L. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She serves on the boards of directors of publicly traded companies Vectren Corporation and First Merchants Corporation in addition to the One America Mutual Insurance Holding Company.

Ms. Wojtowicz’s entrepreneurial skills demonstrated in the founding of her company, her experiences as an advisor to businesses obtaining financing and as a director of publicly-traded companies qualify her for service on our Board.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

General

Board of Directors. The Company is managed under the direction of the Board. The Company is a bank holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana. The directors of the Company also serve as the directors of the Bank.

Policies on Corporate Governance. Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure. Our Board is currently led by Mr. Becker, who is the Chairman of the Board, President and Chief Executive Officer. Mr. Becker has held all of these positions since 2007 and has experience in leading the Company through a range of cycles in various business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Our Board has not appointed a lead independent director. Mr. Lovejoy, as Vice Chair of the Board, presides over executive sessions.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has six independent directors. We have three standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight. Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, credit, operational, financial, technology, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and information security, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each of the other directors, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings. The Board has determined that all of our directors other than Mr. Becker are “independent directors” as defined by the listing standards of The Nasdaq Stock Market (“Nasdaq”), which is the market in which our common stock trades, and the director independence rules of the SEC. The Board has affirmatively determined that none of our independent directors have any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2016, the Board held nine meetings. No member of the board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2016.

Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. If a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, then the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All seven directors attended the annual meeting of shareholders held on May 16, 2016.

Committees of the Board

The Board has three standing committees which facilitate the oversight responsibilities of the Board in three key areas: audit, compensation and nominating and governance. All committees are composed entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John K. Keach, Jr.	–	✗	✗
David R. Lovejoy	✗	–	Chair
Ann D. Murtlow	–	–	✗
Ralph R. Whitney, Jr.	✗	✗	–
Jerry Williams	–	Chair	–
Jean L. Wojtowicz	Chair	–	–

Audit Committee. The Audit Committee oversees our accounting and financial reporting activities. It appoints and evaluates our independent registered public accounting firm and meets with that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, policies and procedures. The Report of the Audit Committee appears in the Audit-Related Matters section of this proxy statement.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to this director’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than are generally imposed upon such director as a member of the Audit Committee and the Board.

The Audit Committee held four meetings during 2016.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and overseeing the Company’s overall compensation plans and benefits programs. The Compensation Committee also oversees the administration of our equity plans, including granting awards to employees and directors under such plans, subject to appropriate delegation. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Report of the Compensation Committee appears in the Executive Compensation section of this proxy statement.

All members of the Compensation Committee are “independent directors” as such term is defined in the Nasdaq rules; “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act; and “outside directors” as such term is defined in Section 162(m) of the Internal Revenue Code. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held six meetings during 2016.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2016, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transactions with Related Persons” below. In addition, during the year ended December 31, 2016, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Corporate Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Corporate Governance Committee held four meetings during 2016.

The Nominating and Corporate Governance Committee is responsible for identifying potential Board members. In identifying, evaluating and recommending nominees for the Board, the Committee examines, among other things, the following qualifications and skills of director candidates: their character; their business or professional experience and length of service; their areas of expertise; their independence; their integrity and judgment; their records of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; the current size and composition of the Board and its need for certain skills or experiences; and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

Although the Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of the factors it considers in evaluating director candidates, the Committee has established the following minimum qualifications which each nominee to the Board must possess: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; and the ability to assist and support management and make significant contributions to the Company’s success.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders in the same manner as other candidates identified by the Committee. A shareholder who wishes to recommend a director candidate for consideration by the Committee should send such recommendation to our Chief Financial Officer at 11201 USA Parkway, Fishers, Indiana 46037, who will forward it to the Committee. Any such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, independence, area(s) of expertise, experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Amended and Restated Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2018 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention, which is summarized in the Company’s Corporate Governance Principles, a copy of which is available on our website at www.firstinternetbancorp.com. In cases where shareholders wish to communicate directly with the independent directors, email messages can be sent to klovik@firstib.com, or to First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037, Attn: K. Lovik. These messages will be forwarded to the appropriate committee of the Board or independent director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon our review of reports and written representations furnished to the Company, all applicable Section 16(a) filing requirements were timely filed and satisfied.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose on our website any amendments or updates to our Code of Business Conduct and Ethics, or any grant of a waiver from a provision of our Code of Business Conduct and Ethics.

Transactions with Related Persons

Policy for Approval of Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons. The Audit Committee must approve any related person transaction in which the Company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the Audit Committee for review and possible ratification. The Audit Committee will approve or ratify a transaction only if it determines that the transaction is beneficial to the Company and that the terms of the transaction are fair to the Company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve $120,000 or less in a fiscal year.

In determining whether to approve a related person transaction, the Audit Committee will analyze factors such as whether the transaction is material to the Company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

The Audit Committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person following certain procedures designated by the Audit Committee. With regard to any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction.

Banking Transactions with Related Persons

The Bank offers loans and banking services to directors, executive officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others not related to the Company, and which do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking regulations permit executive officers and directors to participate, subject to certain limits, in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an executive officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and executive officers comply with the Federal Reserve Act and the Federal Reserve’s Regulation O. Therefore, the Company is not subject to the prohibitions on loans to executive officers and directors under the Sarbanes-Oxley Act.

During 2016, the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. All such loan transactions were performing in accordance with their terms as of the date of this proxy statement.

EXECUTIVE COMPENSATION

This section of the proxy includes Proposal 2, the advisory vote to approve the compensation paid to our named executive officers for 2016. It also includes the Compensation Discussion and Analysis, the Report of the Compensation Committee (referred to as the “Committee” in this section) and the accompanying tables, which provide information regarding our compensation program and practices as they relate to our Chief Executive Officer, Chief Financial Officer and the two other executive officers identified in the Summary Compensation Table below, who are referred to as the “named executive officers” in this section. We currently do not have any executive officers who are not also named executive officers.

Proposal 2: Advisory Vote to Approve Executive Compensation

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion following the compensation tables). This proposal, commonly known as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers for the preceding year and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by approximately 95.8% of the votes cast FOR or AGAINST the corresponding proposal at the annual meeting of shareholders held on May 16, 2016. The Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for 2015. Based on these results, the Committee concluded that our executive compensation program achieved the goals of our compensation philosophy and, therefore, reaffirmed elements of our executive compensation for 2016.

For 2016, the Committee approved increases to the annual base salaries of the named executive officers. The Committee also established the 2016 Senior Executive Cash Incentive Plan, which provided senior management, including named executive officers, an opportunity to earn a performance-based cash bonus for 2016. In January 2016, the Committee made awards to the named executive officers of restricted stock units (“RSUs”) that will vest in proportion to the achievement of goals for our operational performance for a year. As discussed below, the named executive officers earned these awards based on the Committee’s determination in 2017 that the Company had achieved the net income and cash dividend performance goals established for the 2016 performance period. The earned RSUs, which settle in shares of our common stock upon vesting, are subject to time-based vesting in three substantially equal installments on March 31, 2017, 2018 and 2019. The compensation paid to the named executive officers for 2016 is discussed in more detail below in the Compensation Discussion and Analysis. The Compensation Discussion and Analysis also describes the compensation decisions the Committee has made for 2017.

The following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Committee and will not be construed as overruling a decision by the Company, the Board or the Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Committee. However, the Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the Company’s compensation philosophy and 2016 compensation arrangements for the named executive officers. The named executive officers for 2016 were David B. Becker, Kenneth J. Lovik, C. Charles Perfetti and Nicole S. Lorch.

Philosophy. The goals of our executive compensation program are to foster the creation of shareholder value while motivating and retaining executives. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company. Our compensation program includes the use of awards under our shareholder approved equity incentive plan and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to similar financial institutions to promote fairness and success in attracting and retaining executives. Our executive compensation philosophy and objectives have always included the goal of aligning executive compensation with our performance. We believe that our compensation program does not promote excessive risk taking and that various elements of our policies serve to mitigate excessive risk, such as capped incentive opportunities, stock ownership guidelines, and recoupment of cash incentive payments.

2016 Financial Highlights. 2016 was another year of strong growth for the Company. Our commercial and consumer lending teams continued to generate high quality loans, allowing us to maintain sound asset quality while driving revenue and earnings growth. To support this growth, as well as position the balance sheet for future growth, we successfully accessed the public markets and strengthened our capital base. Highlights from 2016 include:

•	Net income of $12.1 million during 2016, an increase of 35.2% over 2015 results.

•	Diluted earnings per share of $2.30, an increase of 17.3% over 2015 results.

•	Net interest income of $39.7 million, an increase of 29.1% over 2015 results.

•	Total assets of $1.9 billion as of December 31, 2016, an increase of 46.0% from December 31, 2015.

•	Total loans of $1.3 billion as of December 31, 2016, an increase of 31.1% from December 31, 2015.

▪	Commercial loans increased $250.3 million, or 42.9%, during 2016.

▪	Consumer loans increased $47.9 million, or 13.1%, during 2016.

•	Total deposits of $1.5 billion as of December 31, 2016, an increase of 53.0% from December 31, 2015.

•	Asset quality remained strong with nonperforming loans to total loans of 0.09% and nonperforming assets to total assets (excluding TDRs) of 0.31% as of December 31, 2016.

•	Successfully completed two underwritten offerings of common stock and one offering of subordinated debt raising $74.9 million in gross proceeds.

•	Our common stock was added to the Russell 3000© Index and transitioned from the NASDAQ Capital Market to the NASDAQ Global Select Market.

Consideration of 2016 Advisory Vote on Compensation. At our 2016 annual meeting of shareholders, approximately 95.8% of the votes cast FOR or AGAINST were voted FOR approving the compensation paid to our named executive officers. Based on the strong level of shareholder support for the past four years, the Committee did not make any significant changes in the executive compensation program for 2016.

Role of Committee and Input from Management. The responsibilities of the Committee include administering our compensation programs and approving or ratifying all compensation related decisions for the named executive officers. The Committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and approves all compensation-related decisions for the named executive officers. When making executive compensation decisions, the Committee considers any input from its independent compensation consultant and, for all executives other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. Our Chief Executive Officer recommends salary levels, short-term incentive compensation awards, equity-based compensation awards and perquisites for our other named executive officers. Our Chief Executive Officer’s compensation is determined solely by the Committee with the assistance of the Committee’s independent compensation consultant. The Committee applies the same principles for executive compensation in determining our Chief Executive Officer’s compensation that it applies in determining the compensation of our other named executive officers.

Role of Compensation Consultant. The Committee engaged McLagan as its independent compensation consultant to advise and assist the Committee with compensation matters for 2016. McLagan was retained directly by the Committee, reported directly to the Committee and participated in a portion of the Committee meetings. In this regard, McLagan advises and assists the Committee in determining annual base salary compensation and designing short- and long-term incentive compensation to fairly reward individuals who are responsible for prudent growth, profitability, and long-term stability of the Company. McLagan additionally advises the Committee on identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program and on matters of director compensation.

McLagan may, from time to time, contact our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our named executive officers also receive.

McLagan and its affiliates did not provide any other services to us or our affiliates during 2016. In addition, the Committee has determined that the work of McLagan and its employees has not raised any conflict of interest.

Recoupment Policies. The Committee is monitoring SEC and Nasdaq actions with respect to requiring compensation recoupment policies and expects to recommend appropriate policies to the Board in light of ongoing SEC and Nasdaq rulemaking and interpretive guidance.

Elements of Compensation. The compensation package of our named executive officers consists primarily of an annual base salary, short-term incentive compensation and long-term incentive compensation.

•	Annual Base Salaries. We believe that offering competitive annual base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate annual base salary for each named executive officer, the Committee takes into consideration the results of the competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

•	Short-Term Incentive Compensation. For 2016, the Committee established the 2016 Senior Executive Cash Incentive Plan (the “2016 Bonus Plan”) that provided annual cash bonus opportunities tied to the achievement of targets for our net income, net interest income, one-year asset growth rate, ratio of nonperforming assets to total assets (excluding troubled debt restructurings, or “TDRs”) and other conditions. The 2016 Bonus Plan provided for awards to be earned under each plan criterion, independent of the other criteria. For each metric, the Committee determined a threshold, target and maximum level of achievement based on the Company’s operating plan for 2016. The specific threshold, target and maximum opportunity for each named executive officer is expressed as a percentage of annual base salary, reflective of the named executive’s role and competitive market practice. Awards are interpolated to the next whole percent between the threshold, target and maximum goals. In January 2017, the Committee reviewed the Company’s 2016 performance in accordance with the 2016 Bonus Plan and determined that the corporate performance goals were achieved on a weighted combined basis at 108% of the targeted opportunities. For 2016, net income, net interest income, one-year asset growth rate and nonperforming assets to total assets (excluding TDRs) exceeded target performance.

•	Long-Term Incentive Compensation. The First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Equity Plan”) is a shareholder-approved plan that permits the Committee to provide executives with long-term incentive compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares and stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance.

In January 2016, the Committee awarded an aggregate of 19,484 performance-based restricted stock units to the named executive officers under the 2013 Equity Plan. The RSU’s are eligible to be earned by each executive depending on the Company’s achievement of goals set by the Committee for net income reported and cash dividends declared for 2016. In January 2017, the Committee determined that the named executive officers earned the full amount of RSUs granted as a result of the Company’s achievement of the net income and cash dividend performance goals established by the Committee for the 2016 performance period. The earned RSUs are scheduled to settle in shares of our common stock upon vesting in three equal increments on each of March 31, 2017, 2018 and 2019. In January 2017, the Committee made similar awards of RSUs to the named executive officers under the 2013 Equity Plan.

•	Stock Ownership Guidelines and Hedging Prohibitions. The Board of Directors has approved stock ownership guidelines for the named executive officers and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own at least a specified value of the Company’s common stock by September 15, 2019, or within five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and deferred stock rights.

The current recommended minimum values are four times annual base salary for Mr. Becker, two times annual base salary for the other named executive officers, and $100,000 for each non-employee director. As of December 31, 2016, all named executive officers were either in compliance with their respective recommended minimum values or had made progress toward compliance. As of the same date, all non-employee directors were in compliance with their recommended minimum values.

Our Stock Trading Policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan unless that person can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares.

•	Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. The named executive officers are also eligible to participate in increased life insurance coverage at their election.

•	Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in the attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first one percent of a participant’s annual earnings that he or she contributes and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible salary as defined by the 401(k) plan, up to the maximum permitted by law.

•	Perquisites. The Committee believes that perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to our named executive officers are identified in the footnotes to the Summary Compensation Table.

•	Employee Stock Purchase Plan. In March 2016, we established an employee stock purchase plan (the “ESPP”), in which all of our employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions. Purchases under the ESPP are not subject to any discount or supplemental employer contribution or subsidy.

Compensation Decisions for 2016

Details of the compensation payable to the named executive officers for 2016 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

2016 Base Salaries. The following table sets forth the annual base salary of each of the named executive officers for 2015 and the annual base salary established by the Committee for each of those officers for 2016, as well as the percentage increase between the two years:

	Annual Base Salary
Name	2015	2016	Increase
David B. Becker	$450,000	$500,000	11.1%
Kenneth J. Lovik	$260,000	$270,000	3.8%
C. Charles Perfetti	$200,000	$207,500	3.8%
Nicole S. Lorch	$175,000	$195,000	11.4%

2016 Short-Term Incentive Compensation. Effective as of January 1, 2016, the Committee established the 2016 Bonus Plan for senior management, including all of our named executive officers. The 2016 Bonus Plan provided an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement for 2016 (at threshold, target and maximum levels) of budgeted goals for net income, net interest income, one-year asset growth rate and ratio of nonperforming assets to total assets (excluding TDRs). The 2016 Bonus Plan also required that the following conditions be met:

•	The executive must achieve a satisfactory individual 2016 performance rating.

•	The Company must report positive net income for 2016 (taking into account the expense of paying all incentive compensation).

•	The Company must declare in 2016 and pay not later than January 31, 2017 a specified amount of cash dividends.

If the financial goals and conditions were met, then each named executive officer would be eligible to receive a bonus that would range from the following minimum and maximum percentages of the officer’s annual base salary:

	Percentage of Annual Base Salary
Named Executive Officer	Threshold (90%)	Target (100%)	Maximum (115%)
David B. Becker	10%	50%	60%
Kenneth J. Lovik	8%	45%	55%
C. Charles Perfetti	8%	45%	55%
Nicole S. Lorch	3%	15%	23%

In addition, Ms. Lorch was eligible to receive a cash bonus of up to 25% of her annual base salary based on the Chief Executive Officer’s assessment of her individual and departmental performance for 2016.

If, after the payment of any bonus under the 2016 Bonus Plan, the Company restates its financial statements for the year ended December 31, 2016, then the Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Company will pay such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Company.

In January 2017, the Company’s 2016 performance was reviewed by the Committee in accordance with the 2016 Bonus Plan and the Committee determined that the following levels of performance were achieved:

	Corporate Performance Level				Performance	Weighted
Performance Goal (Relative Weight)	Threshold (90%)	Target (100%)	Maximum (115%)	2016 Actual Performance	Level Achieved	Payout Percentage
Net Income (25%)	$10,652,400	$11,836,000	$13,611,400	$12,074,000	102%	26%
Net Interest Income (25%)	$35,252,100	$39,169,000	$45,044,350	$39,689,000	101%	25%
One-Year Asset Growth Rate (30%)	21%	24%	27%	46%	115%	34%
Nonperforming Asset Percentage(1)(20%)	1.10%	1.00%	0.85%	0.31%	115%	23%
Total Weighted Percentage Earned						108%

(1) Expressed as a percentage of total assets (excluding TDRs).

For 2016, net income, net interest income, one-year asset growth rate, and nonperforming assets to total assets (excluding TDRs) exceeded target performance. The Committee also determined that the conditions in the 2016 Bonus Plan had been satisfied.

Based on the Company’s performance and the individual performance rating of each named executive officer, the Compensation Committee approved the following cash bonus awards under our 2016 Bonus Plan:

Named Executive Officer	Annual Cash Bonus Earned		Percentage of Annual Base Salary
David B. Becker	$276,667		55.3%
Kenneth J. Lovik	$135,900		50.3%
C. Charles Perfetti	$104,442		50.3%
Nicole S. Lorch	$86,320	(1)	44.3%

(1) Based on her individual and departmental performance for 2016, the Committee awarded Ms. Lorch a supplemental $48,750 cash bonus under the discretionary bonus provision of the 2016 Bonus Plan, which is included in the amount presented.

2016 Long-Term Incentive Compensation. In January 2016, the Committee granted equity awards to our senior executives, including our named executive officers, in the form of performance-based RSUs. The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s then-current annual base salary by a reference price equal to the closing price of a share of common stock on the grant date, which was $25.64 as of January 22, 2016. As a result, Mr. Becker received an award representing 50% of annual base salary; Mr. Lovik and Mr. Perfetti each received an award representing 40% of their respective annual base salary; and Ms. Lorch received an award representing 30% of annual base salary. The performance-based RSUs were eligible to be earned (and converted into time-vested RSUs) by each executive based upon the Company’s achievement of performance goals established by the Committee for net income reported and cash dividends declared for 2016.

In January 2017, the Committee determined that the Company both (a) achieved positive net income for 2016 and (b) declared 2016 dividends per share at least equal to the amount declared per share for 2015. As a result, the full number of RSUs were earned by the named executive officers. As a result, Mr. Becker earned 9,843 RSUs (representing 50% of annual base salary); Mr. Lovik earned 4,252 RSUs (representing 40% of base salary); Mr. Perfetti earned 3,268 RSUs (representing 40% of base salary); and Ms. Lorch earned 2,303 RSUs (representing 30% of base salary). The foregoing numbers include additional shares as the result of dividend equivalent rights, described further below. The earned RSUs are scheduled to vest, and settle in shares of common stock, in three substantially equal installments on March 31, 2017, 2018 and 2019. For each of those years, vesting will be conditioned on maintenance of continued employment through the vesting date or termination of executive’s employment because of death, disability, or retirement. If the executive’s employment terminates for any other reason, the unvested portion of the earned RSUs will be forfeited.

The RSUs have dividend equivalent rights that will result in the accrual of additional RSUs representing the value of cash dividends that would have been paid if each outstanding RSU had been a share of common stock on the dividend payment date. Any additional RSUs that accrue under the dividend equivalent rights are subject to vesting and settlement in whole shares of common stock at the same time and on the same conditions as the underlying RSUs.

Compensation Decisions for 2017

The Committee made the following decisions with respect to the compensation payable to the named executive officers for 2017.

2017 Base Salaries. The following table sets forth the annual base salary of each of the named executive officers for 2016 and the annual base salary established by the Committee for each of those officers for 2017, as well as the percentage increase between the two years:

	Annual Base Salary
Name	2016	2017	% Change
David B. Becker	$500,000	$600,000	20%
Kenneth J. Lovik	$270,000	$280,000	4%
Nicole S. Lorch	$195,000	$270,000	38%
C. Charles Perfetti	$207,500	$215,000	4%

2017 Short-Term Incentive Compensation. Effective as of January 1, 2017, the Committee established the 2017 Senior Executive Cash Incentive Plan (the “2017 Bonus Plan”) for senior management, including all of our named executive officers. The 2017 Bonus Plan is based on corporate and departmental performance goals for 2017 but is otherwise functionally similar to the 2016 Bonus Plan.

2017 Long-Term Incentive Compensation. In January 2017, the Committee granted equity awards to our senior executives, including the named executive officers, in the form of performance-based RSUs. The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s current annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2016, which was $32.00 as of December 30, 2016. As a result, Mr. Becker received an award representing 75% of annual base salary and the other named executive officers each received an award representing 60% of their respective annual base salary. Accordingly, Mr. Becker received an award of 14,063 RSUs; Mr. Lovik received an award of 5,250 RSUs; Ms. Lorch received an award of 5,063 RSUs; and Mr. Perfetti received an award of 4,031 RSUs. The performance-based RSUs may be earned by the executive (and converted into time-vested RSUs) depending on the Company’s achievement of performance goals established by the Committee for net income reported and cash dividends declared and the Committee’s determination that the Bank received a satisfactory regulatory review for the most recent completed fiscal year. If earned, the RSUs will then become subject to time-based vesting in three substantially equal installments on March 31, 2018, 2019 and 2020.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. It also limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the three other most highly compensated executive officers required to be named in the proxy statement (other than the chief financial officer). Compensation paid to any of these specified executive officers will be deductible by the Company only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted equity awards. Interpretations of and changes to applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. The Committee considers the anticipated tax treatment to the Company when determining executive compensation and seeks to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders. However, for the above reasons, and in order to maintain the flexibility to be able to compensate our named executive officers in a manner designed to promote varying corporate goals, the Committee has determined to not adopt a strict policy that all executive compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Our 2013 Equity Plan contains performance-based conditions and has been approved by our shareholders, such that certain awards under the plan can qualify as performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. We believe that our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s 2016 Annual Report on Form 10-K.

Jerry Williams, Chair
John K. Keach, Jr.
Ralph R. Whitney, Jr.

Summary Compensation Table

The following table sets forth certain information regarding compensation of the Company’s “named executive officers” for each of the three most recent completed fiscal years. Periods during which any of the below-identified persons did not serve as an executive officer are excluded.

Name and Principal Position(s)	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)		Total ($)
David B. Becker	2016	517,500	–	254,033	276,667	13,526		1,061,726
President and	2015	448,461	100,000	277,667	234,000	12,623		1,072,751
Chief Executive Officer	2014	400,000	–	–	–	12,795		412,795

Kenneth J. Lovik(5)	2016	280,039	–	109,964	135,900	6,536		532,439
Exec. Vice President and	2015	259,692	–	166,710	112,667	44,380	(6)	583,449
Chief Financial Officer	2014	86,538	10,000	–	–	7,063	(6)	103,601

C. Charles Perfetti	2016	215,220	–	84,536	104,442	17,461	(7)	421,659
Exec. Vice President and	2015	199,692	–	147,498	86,667	15,184	(7)	449,041
Secretary	2014	190,000	10,000	–	–	16,305	(7)	216,305

Nicole S. Lorch	2016	201,808	48,750	59,694	37,570	7,392		355,214
Exec. Vice President and	2015	174,385	43,750	122,807	36,517	6,173		383,632
Chief Operating Officer	2014	155,000	38,750	–	–	7,508		201,258

(1)	For Mr. Becker, represents a discretionary bonus paid in 2015. For the other named executive officers, represents discretionary bonuses earned for the reported year’s performance but paid in the following year.
(2)	Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing stock price on the grant date as reported by Nasdaq. Amounts for 2016 represent RSUs granted on January 22, 2016. Amounts for 2015 represent restricted stock awards granted on January 2, 2015 and RSUs granted on March 25, 2015. Further information regarding these awards is included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this proxy statement. The values for RSUs represent payouts based on the achievement of the performance conditions and were determined using the closing stock price on the date of grant. The potential value of RSUs granted is as follows (using closing stock prices of $18.86 for 2015 and $25.64 for 2016) and the actual value of dividend equivalents earned on outstanding RSUs during the applicable year were as follows:

Name	Year	Grant Date Fair Value of Award(s) ($)	Dividend Equivalent(s) Earned ($)
David B. Becker	2016	250,016	4,017
	2015	142,336	1,810
Kenneth J. Lovik	2016	108,021	1,942
	2015	82,230	1,031
C. Charles Perfetti	2016	83,022	1,514
	2015	63,256	791
Nicole S. Lorch	2016	58,510	1,184
	2015	55,354	693

Further information related to the performance-based award program is included in “Compensation Decisions for 2016 - 2016 Long-Term Incentive Compensation” elsewhere in this proxy statement. There were no equity awards made in 2014.

(3)	Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s executive cash incentive plan and paid in the following year.
(4)	Unless otherwise supplemented, represents life insurance premiums and matching contributions under our 401(k) Plan.
(5)	Mr. Lovik joined the Company and was appointed Senior Vice President and Chief Financial Officer effective August 18, 2014.
(6)	Includes relocation benefits of $34,470 in 2015 and $4,301 in 2014.
(7)	Includes travel allowance of $8,279 in 2016 and automobile allowances of $5,397 in each of 2015 and 2014.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each named executive officer during the year ended December 31, 2016, which consisted of cash bonus opportunities awarded under the 2016 Bonus Plan and RSU awards made under the 2013 Equity Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Awards(3) ($)
David B. Becker	1/22/2016				N/A	9,751	N/A	$250,016
	1/22/2016	50,000	250,000	300,000

Kenneth J. Lovik	1/22/2016				N/A	4,213	N/A	$108,021
	1/22/2016	21,600	121,500	148,500

C. Charles Perfetti	1/22/2016				N/A	3,238	N/A	$83,022
	1/22/2016	16,600	93,375	114,125

Nicole S. Lorch	1/22/2016				N/A	2,282	N/A	$58,510
	1/22/2016	5,850	29,250	44,850

(1)	Represents threshold, target and maximum amounts that could have been earned under the 2016 Bonus Plan. The actual payout amounts are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents target amounts for RSUs that may be earned, which RSUs were granted under the 2013 Equity Plan for a 2016 performance period that, when earned, would become scheduled to vest, and settle in shares of common stock, in three substantially equal installments on March 31, 2017, 2018 and 2019, subject to certain additional conditions to vesting. For additional information, see “Compensation Decisions for 2016 – 2016 Long-Term Incentive Compensation.” The RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest.
(3)	Amounts shown represent the value of the target number of RSUs based on the probable outcome of the performance conditions determined using the closing stock price on the date of grant as reported by Nasdaq.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2016, for each named executive officer’s outstanding equity awards. The outstanding equity awards consist of shares of restricted stock and RSUs granted pursuant to the 2013 Equity Plan.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
David. B. Becker	1/2/2015	2,666	(3)	85,312
	3/25/2015				5,119	163,808
	1/22/2016				9,823	314,336

Kenneth J. Lovik	1/2/2015	1,666	(3)	53,312
	3/25/2015				2,955	94,560
	1/22/2016				4,244	135,808

C. Charles Perfetti	1/2/2015	1,666	(3)	53,312
	3/25/2015				2,273	72,736
	1/22/2016				3,262	104,384

Nicole S. Lorch	1/2/2015	1,333	(3)	42,656
	3/25/2015				1,989	63,648
	1/22/2016				2,299	73,568

(1)	Value calculated using closing price of $32.00 per share on December 30, 2016 as reported by Nasdaq.
(2)	All awards in this column represent performance-based RSUs granted under the 2013 Equity Plan that were earned based on the determination of actual performance during the applicable fiscal year. The earned RSUs vest in substantially equal installments on March 31, 2016, 2017 and 2018 for awards granted in 2015 and on March 31 2017, 2018 and 2019 for awards granted in 2016. Each award is eligible to receive dividend equivalents converted into additional shares upon vesting of the underlying RSUs. The amounts in this column include the following dividend equivalents by grant date:

	Shares Representing Dividend Equivalents (#)
Name	3/25/2015	1/22/2016
David B. Becker	88	72
Kenneth J. Lovik	49	31
C. Charles Perfetti	37	24
Nicole S. Lorch	33	17

(3) Shares of restricted stock granted under the 2013 Equity Plan scheduled to vest on March 31, 2017.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted stock and RSUs during 2016 on an aggregated basis for each of the named executive officers. There were no stock options outstanding during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
David. B. Becker	5,809	138,948
Kenneth J. Lovik	3,137	73,312
C. Charles Perfetti	3,398	82,603
Nicole S. Lorch	2,823	68,634

(1)	Represents vested portion of grants of restricted stock and RSUs issued under the 2013 Equity Plan.
(2)	Value calculated using the closing price of our common stock as of the date of the respective vesting as reported by Nasdaq.

2013 Equity Plan

Our 2013 Equity Plan was approved by the Board and our shareholders in 2013. The 2013 Equity Plan authorizes the issuance of 750,000 shares of our common stock. Under the terms of the 2013 Equity Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2013 Equity Plan, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, RSUs, stock unit awards and other stock-based awards.

All employees, consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2013 Equity Plan. As of December 31, 2016, there were approximately 192 persons employed by the Company and its subsidiaries and six non-employee members of its Board, all of whom were eligible to receive awards under the 2013 Equity Plan.

The 2013 Equity Plan is administered by the Committee, which may in turn delegate its duties, power and authority under the 2013 Equity Plan to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2013 Equity Plan, interpret the 2013 Equity Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2013 Equity Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Employment Agreement

We do not have any employment agreements with any executive officers other than Mr. Becker.

Mr. Becker’s employment agreement provides for an annual base salary and an annual bonus, if any, as determined from time to time by the Committee. The annual bonus is to be determined with reference to the achievement of annual performance objectives established by the Committee for Mr. Becker and other senior officers. The agreement also provides that Mr. Becker may be awarded additional compensation, benefits or consideration as the Committee may determine. The term of the agreement was set to expire on December 31, 2016, but automatically renewed for a successive one year term, through December 31, 2017.

The agreement provides that if Mr. Becker’s employment is terminated by us for “cause,” or by him without “good reason,” then he will be paid only the amounts then due for his services through the date of termination. If his employment is terminated without cause or he resigns for good reason, then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to the sum of (x) two times his then-current annual base salary plus (y) two times the amount of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to his death, then his estate will be paid an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to disability, then he will be paid an amount equal to the sum of (x) his then-current annual base salary plus (y) 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment terminates or the agreement is not renewed or if he resigns for any reason within twelve months following a change in control, then he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to the sum of (x) three times his then-current annual base salary plus (y) two times the 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments relating to a change in control will be limited to the maximum amount that could be paid to him without imposing excise tax under the Internal Revenue Code. Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards, will lapse and become 100% vested.

Potential Payments upon Termination or Change-in-Control

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of his or her termination of employment under various scenarios, assuming that such termination occurred as of December 31, 2016. Other than our employment agreement with Mr. Becker, we have not entered into employment agreements, change in control agreements or severance agreements with any of our named executive officers. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the named executive officers upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

Name	Nonrenewal of Employment Agreement ($)	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Change in Control ($)
David B. Becker
Severance(1)	1,120,000	1,120,000	–	620,000	1,740,000	(2)
2016 Bonus Plan(3)	120,000	120,000	234,000	234,000	120,000
Restricted Stock (accelerated)(4)	–	85,312	85,312	85,312	85,312
RSUs (accelerated)(5)	–	478,144	478,144	478,144	478,144
Health Benefits(6)	5,917	–	–	–	–
Kenneth J. Lovik
2016 Bonus Plan(3)			135,900	135,900	–
Restricted Stock (accelerated)(4)			–	–	53,312
RSUs (accelerated)(5)			–	–	230,368
C. Charles Perfetti
2016 Bonus Plan(3)			104,442	104,442	–
Restricted Stock (accelerated)(4)			–	–	53,312
RSUs (accelerated)(5)			–	–	177,120
Nicole S. Lorch
2016 Bonus Plan(3)			84,320	84,320	–
Restricted Stock (accelerated)(4)			–	–	42,656
RSUs (accelerated)(5)			–	–	137,216

(1)	Represents severance payments due under Mr. Becker’s employment agreement under the scenarios presented. For additional information, see “Employment Agreement.”
(2)	Represents “double-trigger” severance payment only payable upon termination or nonrenewal of employment or resignation within 12 months following any change in control.
(3)	For additional information regarding the terms of the 2016 Bonus Plan, see “Compensation Decisions for 2016 - 2016 Short-Term Incentive Compensation.”
(4)	Amounts represent the value of unvested shares of restricted stock held by the named executive officer that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested restricted shares that would vest by $32.00, the closing price of our common stock on December 30, 2016 as reported by Nasdaq. With respect to a change in control that involves a corporate transaction, such accelerated vesting would occur only if the Committee does not provide for the continuation, assumption, replacement or cancellation in exchange for payment with respect to such awards. Other changes in control not involving a corporate transaction would not trigger acceleration under the 2013 Equity Plan or applicable award agreements.
(5)	Amounts represent the value of unvested RSUs held by the named executive officer that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $32.00, the closing price of our common stock on December 30, 2016 as reported by Nasdaq.
(6)	Amount represents the estimated reimbursement cost of premiums for insurance if the executive was paying the premiums for such coverage at the time of termination.

Director Compensation

The following table sets forth certain information regarding compensation of the persons who served as our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
John K. Keach, Jr.	15,000	21,312	36,312
David R. Lovejoy	21,000	21,312	42,312
Ann D. Murtlow	10,500	21,312	31,812
Ralph R. Whitney, Jr.	18,000	21,312	39,312
Jerry Williams	15,750	21,312	37,062
Jean L. Wojtowicz	20,500	21,312	41,812

(1)	Value calculated using the closing price of our common stock on the date of grant as reported by Nasdaq.

We compensate our non-employee directors for their services in the form of an annual retainer paid in equity awards granted under the 2013 Equity Plan, as well as cash payments for Board and committee meeting attendance, service as a committee chair and service on the Audit Committee.

•	Annual Retainer. For 2016, we paid non-employee directors an annual retainer in the form of shares of restricted stock granted under the 2013 Equity Plan. Each of our non-employee directors received an award of restricted stock having a grant date fair value of $21,312, which represented the non-cash component of the compensation payable for the directors’ service during 2016.

The number of shares of restricted stock was determined by dividing the annual retainer of $25,000 by the closing price of our common stock on December 31, 2015, which was the last trading date before January 1, 2016, and rounded up to the next whole share. The restricted shares vested monthly over 2016. Cash dividends were paid on unvested shares of restricted stock.

•	Board and Committee Meeting Attendance Fees. During 2016, we paid each committee member a $750 cash fee for each Board and committee meeting attended.

•	Committee Chair Annual Fees. During 2016, we paid each committee chair additional annual cash fees as follows:

▪	Audit Committee Chair: $10,000;

▪	Compensation Committee Chair: $4,500; and

▪	Nominating and Corporate Governance Committee Chair: $4,500.

•	Other Audit Committee Members. During 2016, we paid each member of the Audit Committee, excluding the Chair, an annual cash fee of $3,000.

•	Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and board committee meetings.

Changes to Director Compensation for 2017. In January 2017, our Board adjusted certain components of director compensation. Effective for the fiscal year ending December 31, 2017, the Annual Retainer for all directors is $30,000, the Audit Committee Chair will be eligible to receive additional cash fees of $15,000, the Compensation Committee and Nominating and Corporate Governance Committee Chairs will each be eligible to receive additional cash fees of $8,000.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders(1)	67,028	(2)	$–	595,145
Equity compensation plans not approved by security holders(3)	82,377	(4)	–	–
Total	149,405		$–	595,145

(1)	Consists of the 2013 Equity Plan.
(2)	Represents (i) 16,330 remaining shares under outstanding grants of restricted stock under the 2013 Equity Plan; (ii) 49,781 shares underlying outstanding RSUs that could be earned or remained subject to settlement; and (iii) 917 deferred stock rights issued under the 2013 Equity Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.
(3)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013, including dividend adjustments in accordance with the terms of outstanding awards thereunder.
(4)	Represents deferred stock rights issued under the Directors’ Deferred Stock Rights Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

AUDIT-RELATED MATTERS

This section of the proxy statement includes Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for 2017. It also includes information regarding audit-related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2016 and 2015.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has already appointed BKD, LLP as our independent registered public accounting firm for 2017. The Board is submitting the appointment of BKD, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of BKD, LLP ae expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2017.

Report of the Audit Committee

The Audit Committee is composed of the three directors named below. The Board and the Audit Committee have determined that the Audit Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules. The Board annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC’s definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Ms. Wojtowicz meets the SEC’s definition of an “audit committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2016, with the Company’s management. The Audit Committee has discussed with BKD, LLP, the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from BKD, LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with BKD, LLP the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Audit Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Jean L. Wojtowicz, Chair
David R. Lovejoy
Ralph R. Whitney, Jr.

Audit and Non-Audit Fees

The following table sets forth aggregate fees paid to BKD, LLP for services provided during 2016 and 2015, respectively:

	2016	2015
Audit Fees (1)	$445,200	$180,000
Audit-Related Fees (2)	9,800	9,400
Tax Fees (3)	24,500	27,400
All Other Fees	–	–
Total	$479,500	$216,800

(1)	Consists of fees for professional services rendered for the integrated audits of the Company’s annual consolidated financial statements in connection with statutory/subsidiary financial statement audits, attestation reports reuiqred by statute or regulation, and comfort letters and consents related to SEC filings. Amount for 2016 includes $265,200 relating to fees for comfort procedures and additional consents for offerings and related registrations of debt and equity securities.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees” above.
(3)	Consists of fees related to tax return preparation and other tax related services.

Pre-Approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our annual meeting of shareholders to be held in 2018 must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Amended and Restated Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than November 30, 2017.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate persons for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Amended and Restated Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Amended and Restated Bylaws for the 2018 annual meeting of shareholders, we must receive such notice on or after January 18, 2018 but not later than February 17, 2018.

A copy of the advance notification requirements of our Amended and Restated Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”), including financial statements audited by BKD, LLP, our independent registered public accounting firm, and BKD, LLP’s report thereon, is available to our shareholders on the Internet at www.sec.gov. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037. The Annual Report is also available and may be accessed free of charge through the Shareholders Information section of our website at www.firstinternetbancorp.com.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

FIRST INTERNET BANCORP 11201 USA PARKWAY FISHERS, IN 46037 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E23995-P89450 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST INTERNET BANCORP For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. each of the nominees listed in proposal 1 and FOR proposals 2 and 3: ! ! ! Vote on Directors 1. To elect seven directors to serve until the next annual meeting of shareholders. NOMINEES: 01) David B. Becker 05) Ralph R. Whitney, Jr. 02) John K. Keach, Jr. 06) Jerry Williams 03) David R. Lovejoy 07) Jean L. Wojtowicz 04) Ann D. Murtlow Vote on Proposals For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers. ! ! ! 3. To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2017. ! ! ! NOTE: At their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournments thereof. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E23996-P89450 FIRST INTERNET BANCORP Annual Meeting of Shareholders May 15, 2017 1:00 PM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) David B. Becker and Kenneth J. Lovik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FIRST INTERNET BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 15, 2017, located at 11201 USA Parkway, Fishers, Indiana 46037, and any adjournment or postponement thereof upon matters set forth in the proxy statement and, in their discretion, upon any other business as may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE V.1.1